Exhibit 99.1
Photo: Deb Takes

Dear Shareholders:
It is my privilege to report Harleysville National Corporation’s (HNC) earnings and key corporate highlights for the third quarter, 2006. Many of you may know me as President and CEO of Harleysville National Bank (HNB), a part of HNC’s executive management team and a member of HNB and HNC’s Boards of Directors. Recently, I was appointed interim President and CEO of the Corporation by the HNC Board, in addition to my responsibilities with the Bank. Our management team is working diligently to move your company forward.

Third quarter 2006 diluted and basic earnings per share were $.27 compared to $.34 and $.35, respectively, for the third quarter of 2005. Net income for the third quarter of 2006 was $7.9 million compared to $10.2 million during the same period in 2005. For the nine months ended September 30, 2006, diluted and basic earnings per share were $.89 and $.90, as compared to $.98 and $1.00, respectively in the comparable period of 2005. Net income for the nine-month period ended September 30, 2006, was $26.1 million compared to $29.0 million during the same nine months of 2005. Continued net interest margin compression has made maintaining historical rates of earnings growth challenging, but we are encouraged by our growth in total deposits and noninterest income. Year over year, wealth management income has more than doubled while total deposits increased 11.9%, albeit most being in higher cost deposits.

Our immediate efforts are being directed toward improving income by executing our strategic initiative of increasing the commercial loan portfolio, especially variable rate loans. Competition for commercial customers is particularly fierce, yet we are ever mindful of maintaining our strong credit quality. We have made steady progress with other strategic initiatives including market expansion and our corporate campus construction project.

Since breaking ground on our corporate campus construction project in April, our new building has rapidly taken shape. Our expanded operations center will increase efficiency by consolidating several departments whose employees are currently dispersed at multiple locations. We anticipate moving into our new campus early next year.

Through our market evaluation process, we identified further expansion into Bucks County as a priority. Previously announced plans to build a new location in Warminster are underway with an anticipated spring 2007 opening. We are happy to report that we also located a site in Warrington and will construct a branch at the intersection of Titus and Easton Roads (Route 611). We project a late 2007 opening.

In July, we entered into an agreement with First National Community Bank to sell our Honesdale branch. The sale will allow us to focus on market expansion and help provide the resources required to support strategic initiatives. We expect the sale of our single Wayne County branch to close in the fourth quarter. It is anticipated that we will record a profit of approximately $.23 per share, diluted, net of tax*. Branch personnel have been offered similar positions with First National Community Bank and our teams are working together to ensure a smooth transition.

Thank you for your continued support of Harleysville National Corporation. As we move forward, we will remain focused on improving performance, implementing key strategic initiatives and working hard to deliver value to you, our loyal shareholders.

Sincerely,

/s/ Deb Takes

Deb Takes
President and CEO

Harleysville National Corporation
Condensed Consolidated Balance Sheets (unaudited)

(Dollars in thousands)
	September 30, 2006	September 30, 2005
Assets
Cash and due from banks	$62,909	$62,133
Federal funds sold and securities purchased
under agreements to resell	176,500	71,000
Interest-bearing deposits in banks	3,463	6,915
Investment securities available for sale	863,357	837,405
Investment securities held to maturity	58,894	62,940
(fair value $59,301 and $63,560)
Net loans	2,012,970	1,922,661
Net assets in foreclosure	87	469
Bank-owned life insurance	61,126	58,735
Other assets	123,697	97,880
Total assets	$3,363,003	$3,120,138

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$326,851	$335,614
Interest-bearing deposits	2,301,395	2,013,945
Borrowed funds	405,822	450,495
Other liabilities	42,330	44,457
Shareholders' equity	286,605	275,627
Total liabilities and shareholders' equity	$3,363,003	$3,120,138

Condensed Consolidated Statements of Income(unaudited)

(Dollars in thousands, except per share data)	Nine Months Ended September 30,		Three Months Ended September 30,
Income and Expense	2006	2005	2006	2005
Interest income	$132,280	$110,731	$45,961	$38,570
Interest expense	68,919	45,470	25,347	16,826
Net interest income	63,361	65,261	20,614	21,744
Provision for loan losses	3,000	2,050	900	650
Net interest income after provision for loan losses	60,361	63,211	19,714	21,094
Noninterest income	27,239	22,425	8,286	7,730
Noninterest expense	52,460	47,709	17,560	15,313
Income before income taxes	35,140	37,927	10,440	13,511
Income tax expense	8,997	8,910	2,533	3,349
Net income	$26,143	$29,017	$7,907	$10,162

Financial Highlights
Net Income Per Share - Basic	$0.90	$1.00	$0.27	$0.35
Net Income Per Share - Diluted	$0.89	$0.98	$0.27	$0.34
Cash Dividends Per Share	$0.55	$0.50	$0.19	$0.17
Weighted Average Shares - Basic	28,940,119	28,921,613	29,011,903	28,897,869
Weighted Average Shares - Diluted	29,373,646	29,541,486	29,384,310	29,479,228
Return On Average Assets	1.09%	1.29%	0.96%	1.32%
Return On Average Equity	12.52%	14.22%	11.10%	14.64%

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

*The statement relating to anticipated per share profit during the fourth quarter of 2006 is a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995. Whether or not the per share profit resulting from the transaction results as anticipated is subject to a variety of factors, including but not limited to consummation of the sale agreement and deposit attrition and legal, settlement and integration expenses greater than expected.